Exhibit 99.1

MAXIMUS REPORTS SECOND QUARTER RESULTS
– Reports Record Revenue of $210.6 million, Diluted EPS of $0.51 and Sells Two Non-Core Businesses –

(RESTON, Va. – May 8, 2008) – MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its second fiscal quarter ended March 31, 2008.

Highlights include:

➢	Revenue of $210.6 million, an increase of 18%, compared to the same period last year,

➢	Net income of $9.6 million and diluted earnings per share of $0.51,

➢	Cash and cash equivalents at March 31, 2008, totaling $63.4 million and cash flow from operations of $4.5 million,

➢	Days Sales Outstanding of 76 days at March 31, 2008,

➢	New sales awards of $615 million and total pipeline of $1.6 billion at May 5, 2008, and,

➢
Subsequent to the March 31, 2008 quarter end, the Company closed the sale of two non-core businesses including the Security Solutions division and Unison-MAXIMUS subsidiary for after-tax gains totaling $2.2 million.

Revenue for the second quarter increased 18% to $210.6 million compared to $179.1 million reported for the same period last year.  All revenue growth in the quarter was organic and driven by the Operations Segment.  Net income increased to $9.6 million, or $0.51 per diluted share, compared to net income of $2.4 million, or $0.11 per diluted share, for the same period last year.

Second quarter net income was impacted by approximately $5.4 million, or $0.17 per diluted share in charges which include a $2.2 million charge related to the contract modification on a large Systems project, a $2.3 million charge related to a legacy claiming project which may be recovered pending the outcome of the client’s recovery appeal, and approximately $0.9 million of legal expense principally related to ongoing arbitration.  Year-over-year revenue and margin expansion was driven by the continuing strong performance of the Operations Segment.  This Segment benefited from the Company’s optimization efforts, new work with favorable margins, and the transformation of the Texas project to a direct service agreement.

Richard Montoni, Chief Executive Officer of MAXIMUS, commented, “The Operations Segment, which represented more than 75% of our revenue in the quarter, again delivered strong financial results on the success of our disciplined go-to-market approach and the optimization of our business portfolio. We are committed to replicating this progress in other areas of our business, including Systems, where we are focused on resolving remaining challenges and improving the Segment’s overall performance.  In addition, we are also pursuing a parallel path of continuing to divest certain non-core assets as we further solidify our position as the leading pure-play solution in our core government health and human services outsourcing.”

Operations Segment
Operations Segment revenue accounted for 76% of total Company revenue in the second quarter and increased 33% to $159.8 million compared to $120.4 million for the second quarter of last year.  Second quarter operating income for the Operations Segment totaled $23.6 million, compared to $7.1 million reported for the same period of last year.  The year-over-year improvements in revenue and profitability continue to reflect the optimization of the Company’s project portfolio, new organic growth, and the transformation of the Texas project. As a result, the Company now believes the Segment can deliver ongoing operating margins in the range of 10% to 15% on an annualized basis.

Consulting Segment
For the second quarter, Consulting Segment revenue was $20.2 million, or 10% of total Company revenue, compared to $23.2 million reported for the same period last year.  Second quarter financial results were impacted by a $2.3 million charge related to a legacy claiming project which may be recovered pending the outcome of the client’s recovery appeal.  As a result, the Segment lost approximately $0.8 million in the quarter.  The Segment continues to make investments and gain traction in new markets, such as Medicaid Fraud, Waste and Abuse, as it transitions away from contingent-based claiming work.  In addition, the Company announced today the sale of Unison-MAXIMUS through a division management-led buyout.  Unison-MAXIMUS is an airport, retail, and financial consulting business that, while a profitable contributor, was outside the Company’s core health and human services focus.

Systems Segment
Systems Segment revenue, which represented 14% of total Company revenue, totaled $30.5 million in the second quarter versus $35.4 million in the prior-year period.  The Systems Segment reported a second quarter operating loss of $5.9 million compared to a gain of $0.1 million for the same period last year.  Included in Segment results was a $2.2 million charge necessary to modify a large Education Systems contract which now outlines terms and conditions needed to achieve project completion.  Strong financial results from the Asset Solutions and ERP divisions were offset by weakness in the Justice and Education divisions.  In a separate announcement, MAXIMUS announced the sale of its Security Solutions division to Cogent Systems as part of its efforts to divest non-core assets.

Sales and Pipeline
Year-to-date signed contract wins at May 5, 2008, totaled $615 million, compared to $302 million reported last year.  New contracts pending at May 5, 2008, (awarded but unsigned) totaled $149 million compared to $82 million reported last year.  Sales opportunities (pipeline) at May 5, 2008, totaled $1.6 billion (consisting of $581 million in proposals pending, $121 million in proposals in preparation, and $908 million in proposals tracking) compared to $1.2 billion the prior year.

Balance Sheet and Cash Flows
At March 31, 2008, cash and cash equivalents totaled $63.4 million.  MAXIMUS generated net cash from operations of $4.5 million and free cash flow of $1.5 million (the Company defines free cash flow as cash from operations less purchased property and equipment and capitalized software costs).  Days Sales Outstanding (DSOs) were 76 days at March 31, 2008.  MAXIMUS paid a quarterly cash dividend of $0.10 per share on February 29, 2008.

Outlook
The sale of two businesses and ongoing softness in the Systems Segment has resulted in the revision of the Company’s financial outlook for fiscal 2008.  The Company now expects revenue in the range of $830 million to $850 million and GAAP basis diluted earnings per share in the range of $2.55 to $2.70.  This GAAP basis guidance includes an expected gain of approximately $0.21 to $0.24 from the sale of the Security Solutions division and the Unison-MAXIMUS Subsidiary, as well as the pending sale of the Company’s McLean, Virginia property.  Additionally, GAAP basis guidance also includes $0.07 of anticipated future legal expenses.  This guidance excludes any gains or losses from potential future divestiture or restructuring activities.

Mr. Montoni concluded, “Today’s announced sale of our Security Solutions and Unison-MAXIMUS businesses underscores our commitment and progress towards sharpening our focus around our health and human services operations.  Our core business operations are generating growth in revenue and income and have an improved sustainable margin outlook. We are keenly focused on improving or divesting underperforming areas of our business and we intend to drive sustainable improvement as expeditiously as possible.  The prospects for outsourced government health and human services, both domestically and internationally, are encouraging.  Through our highly regarded brand and renowned domain expertise, we have fortified our position as the leading government health and human services outsourcing provider.”

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 8, 2008, at 8:30 a.m. (ET).  The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow along with during the conference call. The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 16, 2008.  Callers can access the replay by dialing:

1-877-660-6853 (Domestic)/ 1-201-612-7415
Replay account number: 316
Replay conference ID number: 283775

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 6,000 employees located in more than 220 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release.  MAXIMUS discloses certain financial results excluding certain items and provides certain additional information because management believes providing investors with this information gives additional insights into MAXIMUS results of operations.   While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

CONTACTS:
Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2007	March 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,472	$63,420
Marketable securities	126,210	—
Restricted cash	325	327
Accounts receivable — billed, net of reserves of $29,939 and $31,721	132,962	122,692
Accounts receivable — unbilled	42,200	52,314
Income taxes receivable	—	6,307
Deferred income taxes	17,409	9,490
Prepaid expenses and other current assets	9,159	9,412
Total current assets	398,737	263,962

Property and equipment, at cost	83,823	87,752
Less accumulated depreciation and amortization	(47,922)	(53,419)
Property and equipment, net	35,901	34,333
Capitalized software	61,459	64,668
Less accumulated amortization	(31,919)	(35,485)
Capitalized software, net	29,540	29,183
Deferred contract costs, net	8,116	6,273
Goodwill	86,086	86,086
Intangible assets, net	3,603	2,827
Other assets, net	2,481	3,605
Total assets	$564,464	$426,269

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,425	$53,391
Accrued compensation and benefits	29,449	28,390
Current portion of deferred revenue	38,545	33,151
Current portion of income taxes payable	5,487	—
Current portion of capital lease obligations	1,627	1,238
Other accrued liabilities	2,059	998
Total current liabilities	131,592	117,168
Capital lease obligations, less current portion	417	—
Deferred revenue, less current portion	10,143	9,361
Income taxes payable, less current portion	—	2,109
Deferred income taxes	12,912	12,752
Total liabilities	155,064	141,390

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 22,194,489 and 18,646,607 shares issued and outstanding at September 30, 2007 and March 31, 2008, at stated amount, respectively	299,846	309,450
Treasury stock, at cost; 4,490,073 and 8,248,530 shares at September 30, 2007 and March 31, 2008, respectively	(124,637)	(275,025)
Accumulated other comprehensive income	1,730	2,089
Retained earnings	232,461	248,365
Total shareholders’ equity	409,400	284,879
Total liabilities and shareholders’ equity	$564,464	$426,269

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2008	2007	2008
Revenue	$179,077	$210,584	$340,215	$412,534
Cost of revenue	136,202	156,694	277,062	305,877
Gross profit	42,875	53,890	63,153	106,657
Selling, general and administrative expenses	34,451	37,173	69,104	73,426
Legal and settlement expense	6,104	931	9,104	931
Income (loss) from operations	2,320	15,786	(15,055)	32,300
Interest and other income, net	1,615	107	2,092	1,608
Gain on sale of business	—	—	684	—
Income (loss) before income taxes	3,935	15,893	(12,279)	33,908
Provision (benefit) for income taxes	1,573	6,266	(4,246)	13,676
Net income (loss)	$2,362	$9,627	$(8,033)	$20,232

Earnings (loss) per share :
Basic	$0.11	$0.52	$(0.37)	$1.04
Diluted	$0.11	$0.51	$(0.37)	$1.02

Dividends per share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	21,714	18,537	21,651	19,527
Diluted	21,972	18,763	21,651	19,803

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended March 31,
	2007	2008
Cash flows from operating activities:
Net income (loss)	$(8,033)	$20,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,754	5,497
Amortization	5,271	4,341
Deferred income taxes	(7,930)	7,522
Gain on sale of business	(684)	—
Non-cash equity based compensation	1,401	5,754

Change in assets and liabilities, net of effects from sale of business:
Accounts receivable – billed	26,726	10,270
Accounts receivable – unbilled	7,606	(10,114)
Prepaid expenses and other current assets	(264)	(253)
Deferred contract costs	2,683	1,843
Other assets	2,357	279
Accounts payable	(2,534)	(1,034)
Accrued compensation and benefits	(291)	(1,059)
Deferred revenue	(12,577)	(6,176)
Income taxes	5,325	(11,107)
Other liabilities	1,218	(702)

Net cash provided by operating activities	25,028	25,293

Cash flows from investing activities:
Proceeds from sale of business, net of transactions costs	2,171	—
Purchases of property and equipment	(4,242)	(3,929)
Capitalized software costs	(1,485)	(3,209)
(Increase) decrease in marketable securities	(17,094)	126,210

Net cash provided by (used in) investing activities	(20,650)	119,072

Cash flows from financing activities:
Employee stock transactions	3,418	3,274
Repurchases of common stock	—	(150,388)
Payments on capital lease obligations	(901)	(805)
Tax benefit due to option exercises and restricted stock units vesting	762	576
Cash dividends paid	(4,331)	(4,074)

Net cash used in financing activities	(1,052)	(151,417)

Net increase (decrease) in cash and cash equivalents	3,326	(7,052)

Cash and cash equivalents, beginning of period	39,545	70,472

Cash and cash equivalents, end of period	$42,871	$63,420

MAXIMUS, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2008	2007	2008
Revenue:
Consulting	$23,224	20,216	$47,880	42,372
Systems	35,412	30,523	69,953	64,518
Operations	120,441	159,845	222,382	305,644
Total	$179,077	$210,584	$340,215	$412,534

Gross Profit:
Consulting	$9,253	6,808	$20,160	15,296
Systems	9,914	5,150	18,465	14,087
Operations	23,708	41,932	24,528	77,274
Total	$42,875	$53,890	$63,153	$106,657

Selling, General, and Administrative expense:
Consulting	$8,221	7,621	$16,313	14,958
Systems	9,821	11,077	19,969	23,155
Operations	16,650	18,382	33,514	34,990
Corporate/Other	(241)	93	(692)	323
Total	$34,451	$37,173	$69,104	$73,426

Income (loss) from Operations:
Consulting	$1,032	$(813)	$3,847	$338
Systems	93	(5,927)	(1,504)	(9,068)
Operations	7,058	23,550	(8,986)	42,284
Consolidating adjustments	241	(93)	692	(323)
Legal and settlement expense	(6,104)	(931)	(9,104)	(931)
Total	$2,320	$15,786	$(15,055)	$32,300